September 24, 2010

Re: Note and Warrant Purchase Agreement and related Convertible Promissory Note between the entities listed on Exhibit A hereto (each, a “Note Holder” and, collectively, the “Note Holders”), and Radient Pharmaceuticals Corporation, a Delaware corporation (the “Company”).

Dear Note Holder:

In September 2008, we held a closing for the related Note and Warrant Purchase Agreement (the “Purchase Agreement”), pursuant to which we issued you a convertible promissory note (the “Notes”).  Based upon the terms of the Purchase Agreement, upon conversion of the Notes, you are entitled to receive warrants to purchase that number of shares of our common stock that equals 50% of the number of shares received pursuant to such note conversion (the “Warrants”). All terms not otherwise defined herein shall have the meanings as set forth in the Purchase Agreement and Notes.  The Notes matured on September 15, 2010.  It is in everyone’s best interest to avoid a default on these Notes and instead allow us to issue you: (i) all of the shares of common stock underlying the Notes and (ii) the Warrants.  Therefore, we are submitting this letter to seek your agreement to extend the maturity date of the Note and waive the Default, as hereinafter defined, until such extension.

Based on our current need for additional financing, our management believes it is prudent to reserve as much cash as possible for our operations. To that end, we submit the following proposal to you, which will enable us to use our cash for current operations rather than the repayment of debt and afford you additional opportunities to increase your investment in our Company.  In exchange for waiving the current default resulting from our failure to pay the Notes by September 29, 2010 (accounting for the 10 business day cure period) (the “Default”) and extending the maturity date to November 15, 2010, we shall increase the principal balance of the Note outstanding on September 14, 2010 by 25% (the “25% Increase”) and increase the interest rate of the Notes to 18%, which rate shall apply to the interest due from September 15, 2010 until the Note is converted pursuant hereto.  You shall also remain entitled to the Bonus Interest, which we shall calculate as a one time fee applied to the principal balance of the Notes outstanding on September 14, 2010.  The amount of the 25% Increase and Bonus Interest shall be combined and such total shall be directly applied to the principal amount of the Notes outstanding on September 14, 2010.  Finally, we shall adjust the Conversion Price of your Notes to equal 80% of the VWAP for the 5 trading days immediately preceding the date we receive the NYSE Amex Listing Approval, as hereinafter defined; provided however, that in no event shall the Conversion Price be less than $0.28 per share.

Under Rule 713 of the NYSE Amex Company Guide (“Rule 713”), we are required to obtain stockholder approval (“Shareholder Approval”) in connection with any transaction, other than a public offering, that involves the issuance of common stock, warrants to purchase shares of common stock or other securities convertible or exercisable into shares of common stock, at a price below the greater of our book value or market value at the time of issuance, that equals an aggregate of more than 19.99% of our then-outstanding common stock (the “19.99% Cap”).  Notwithstanding Shareholder Approval, we are also required to submit an additional listing application with the NYSE Amex to obtain their approval to issue and list any of the shares of common stock contemplated hereby before we can list, or issue, any such shares on the NYSE Amex (“NYSE Amex Listing Approval,” together with Shareholder Approval, the “Approvals”). Furthermore, stockholder approval does not obviate the need for compliance with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, or other NYSE Amex requirements.  Therefore, under the NYSE Amex Rules, we may need to obtain the Approval before issuing you the shares pursuant to the adjustment in the Conversion Price set forth herein.  We intend to seek Shareholder Approval on or before November 15, 2010; once obtained, we will promptly seek the NSYE Amex Listing Approval.

2492 Walnut Avenue, Ste 100, Tustin, CA 92780 | Office 714.505.4460 |Fax 714.505.4464
Website: www.radient-pharma.com | E-mail: info@radient-pharma.com

Once we obtain the Approvals, your Note shall automatically convert into that number of shares of common stock as is equal to the quotient of: (x) the sum of the outstanding principal amount of the Note, plus all interest accrued thereon divided by (y) the Conversion Price, as adjusted pursuant to the terms stated herein.  At that same time, we shall also issue you the Warrants on the same terms as contained in the Purchase Agreement and Note.

In light of the aforementioned, we hereby request your waiver of the Default.  If signed, this letter shall amend the Purchase Agreement and Note, and any other related transaction document, so that Maturity Date shall instead refer to November 15, 2010.  Once signed, this letter shall also serve as a waiver of all current and potential defaults available under the Purchase Agreement and Note based upon our failure to pay the Note on or before September 29, 2010 (the “Waiver”); it being fully understood that if we do not obtain Shareholder Approval on or before November 15, 2010, the Notes shall once again be susceptible to default.  Notwithstanding any language in the Purchase Agreement, Note, Warrant or this Letter Agreement to the contrary, by signing this letter, you also agree that no shares will be issued pursuant to the Note, Warrant or as contemplated by this Letter Agreement, until we receive the Approvals.

We are confident that we will obtain Shareholder Approval on or before November 15, 2010 and strongly anticipate obtaining the required Approvals.  Therefore, we believe that the increase in your principal and interest, and the adjusted Conversion Price is a generous offer in exchange for your agreement to waive the Default and give us until November 15, 2010 to obtain Shareholder Approval.

Other than as specifically set forth herein, the terms of the Purchase Agreement, Notes and Warrants shall remain in full force and effect.

Please indicate your agreement with the foregoing by signing below and returning a signed copy to our securities counsel, Rachael Schmierer, at rschmierer@lhttlaw.com.   Thank you.

2492 Walnut Avenue, Ste 100, Tustin, CA 92780 | Office 714.505.4460 |Fax 714.505.4464
Website: www.radient-pharma.com | E-mail: info@radient-pharma.com

Very truly yours,
RADIENT PHARMACEUTICALS CORPORATION

By:
Name: Douglas MacLellan
Title: CEO

Accepted as of the date
first above written:

By:  ___________________________
Name:
Title:

2492 Walnut Avenue, Ste 100, Tustin, CA 92780 | Office 714.505.4460 |Fax 714.505.4464
Website: www.radient-pharma.com | E-mail: info@radient-pharma.com